Exhibit 99.1

News Release

Wabtec Affirms 2006 Guidance; Issues 2007 EPS Guidance of About $2.10, Excluding Previously Announced Restructuring

WILMERDING, PA, January 11, 2007 – Wabtec Corporation (NYSE: WAB) today affirmed its 2006 guidance for revenues of about $1.06-$1.07 billion and earnings per diluted share of about $1.70-$1.73. The guidance excludes previously announced restructuring expenses of 9 cents per diluted share, which were recorded in the third quarter. The company expects to report 2006 results in late February.

Wabtec also issued 2007 earnings guidance of about $2.10 per diluted share, excluding restructuring expenses of about 5 cents per diluted share, primarily to complete the plan initiated and previously announced in 2006. This earnings guidance assumes revenue growth of about 10-12 percent. Wabtec had not previously issued 2007 guidance.

“We are set for another strong performance in 2007, our fifth consecutive year of revenue and earnings growth,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “Driving this performance will be continued strength in our core markets, the ramp up of several long-term contracts, benefits from strategic growth initiatives, integration of our 2006 acquisitions and our diversified business model. In addition, we expect to see higher operating margins and continued excellent cash generation from ongoing application of the Wabtec Performance System and internal cost improvement programs.

“As we manage the company during 2007, we will remain focused on positioning Wabtec to meet our long-term financial goals, which are to average annual double-digit growth in revenues and earnings per diluted share through the business cycle. To achieve these goals, we will develop further action plans within the framework of our growth strategies: global and market expansion, aftermarket products and services, new products and acquisitions. We remain optimistic about the future of Wabtec and our growth opportunities in the worldwide railway industry.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. Wabtec has facilities located throughout the world.

This press release contains forward-looking statements, including comments regarding the company’s earnings expectations for 2007 and beyond. Wabtec’s actual results could differ materially from the results suggested in these statements. Factors that would cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148